Exhibit (a)(1)(H)

Form of Confirmation Email

To be sent: When elections are submitted by the participant

Subject: Your Exchange Elections

Hello [Name],

Thank you for submitting your elections.

You can review your elections anytime until 3:59pm ET on May 26, 2026 by clicking on [this link].

Questions? Please contact people@rocketpharma.com.